News Release

Intelsat Reports 2006 Fourth Quarter and

Full Year Results

Record Quarterly, Annual Revenues of $543.2 Million and $1.7 Billion,

Respectively; Backlog Reaches $8.1 Billion

‘New Intelsat’ Targeting Increased Demand Worldwide

Pembroke, Bermuda, 30 March 2007

Intelsat, Ltd., the world’s largest provider of fixed satellite services, today reported results for the three month period and fiscal year ended December 31, 2006.

Results for both periods include Intelsat, Ltd. and its subsidiaries, referred to as Intelsat or the company, and incorporate the impact of the July 3, 2006 acquisition (the “PanAmSat Acquisition”) of PanAmSat Holding Corporation (“PanAmSat”), which was subsequently renamed Intelsat Holding Corporation.

Intelsat, Ltd. reported revenue of $543.2 million and a net loss of $63.4 million for the quarter ended December 31, 2006. The company also reported Intelsat, Ltd. EBITDA[i], or earnings before interest, taxes and depreciation and amortization, for the quarter of $387.5 million. The company reported Adjusted EBITDA[i] for Intelsat Bermudaii of $416.6 million, or 77 percent of revenue, for the same quarterly period.

For the full year 2006, Intelsat reported revenue of $1.7 billion, a net loss of $368.7 million, and Intelsat, Ltd. EBITDA of $1.1 billion. The net loss reflects the impact of an asset impairment charge of $49.0 million to write down the net book value of one of the company’s satellites that experienced an anomaly in September 2006. The net loss also reflects the impact of restructuring costs of $26.5 million related to the PanAmSat Acquisition. Intelsat Bermuda Adjusted EBITDA was $1.3 billion, or 75 percent of revenue, for the full year period.

Intelsat generated free cash flow from operations[i] of $296.5 million during the year ended December 31, 2006. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and associated capitalized interest.

Intelsat, Ltd.

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda www.intelsat.com T + 1 441-294-1650 F + 1 441-292-8300

“2006 was highly productive with regard to Intelsat’s operating performance and strategic objectives,” said David McGlade, CEO. “Our core transponder lease services and managed solutions revenues are growing attractively. Our improving Adjusted EBITDA margin profile reflects an improved product mix, and continued focus on operating efficiencies. We ended the year with an $8.1 billion revenue backlog that reflects an increasing concentration of long-term contracts for video applications contributed by the PanAmSat Acquisition, and the integration continues to progress on schedule. We are now operating four of the prior PanAmSat satellites from our operations center in Washington, D.C., and expect to transition another three within the next three months.”

“Intelsat is ideally suited to serve a marketplace that is experiencing increased demand in almost every region,” McGlade continued. “In 2007, we intend to generate incremental, sustainable growth in our media, network, and government services businesses, which enjoy leading market positions worldwide and benefit from the geographic and service diversity available on the Intelsat global system. Our leading video neighborhoods are poised to serve increasing demand for high definition, direct-to-home and global programming. We are increasing our focus on new services to capitalize on the success of our GlobalConnex Managed Services. Our planned service offerings will provide solutions for wireless applications, maritime requirements and IP-based services demanded by the ‘new telecom’ community that are driving growth in our industry. Lastly, we are accessing other avenues for growth, including the marketing of our technical and industry expertise to regional operators and for hosting proprietary payloads on upcoming satellite launches. We believe that Intelsat’s ‘one company’ approach to operations positions us to lead the industry with regard to creating value.”

Financial Results for the Three Months Ended December 31, 2006

Total revenue of $543.2 million increased $248.3 million, or 84 percent, for the three months ended December 31, 2006 from $294.9 million for the three months ended December 31, 2005. The operations of the former PanAmSat business contributed approximately $237.8 million to the increase in revenue, including $18.3 million for the operations of the G2 Satellite Solutions government business (“G2”). Growth trends included strong sales of lease and managed solutions services to customers in the media and network services groups, with revenue increases generated by existing and new customers in Africa, the Middle East and North America.

Lease revenue increased $217.6 million to $412.2 million for the three months ended December 31, 2006 as compared to $194.6 million for the three months ended December 31, 2005. The growth was primarily due to revenues associated with the acquired operations of the former PanAmSat business of $200.3 million as well as new business growth of $17.3 million. Managed solutions revenue increased $22.4 million to $54.6 million for the three months ended December 31, 2006 from $32.2 million for the three months ended December 31, 2005. Primary contributors to this growth were $15.8 million of managed solutions revenues associated with the acquired operations of the former PanAmSat business and new service growth of $6.6 million. Channel revenues of $43.4 million in the fourth quarter of 2006 declined by $8.4 million from $51.8 million in the fourth quarter of 2005, reflecting the continuing decline of this legacy product. Mobile satellite services, or MSS, and other revenue increased by $16.8 million, to $33.0 million for the three months ended December 31, 2006, as compared to $16.2 million in the prior-year comparable period. The increase was primarily due to revenues generated from the satellite-related services associated with the acquired operations of the former PanAmSat business, and an increase in customer premise equipment sales of $9.7 million. These factors were partially offset by reduced usage of mobile satellite services sold to customers of Intelsat General Corporation, or Intelsat General, which declined $6.8 million to $4.6 million for the three months ended December 31, 2006.

Total operating expenses for the three months ended December 31, 2006 increased $100.2 million to $344.6 million, from $244.4 million in the same period in 2005, with the increase primarily due to the impact of the acquired PanAmSat operations.

Direct cost of revenue increased by $36.6 million, or 70 percent, to $88.9 million for the three months ended December 31, 2006 from $52.3 million for the same period in 2005. The acquired operations of PanAmSat accounted for approximately $34.3 million of the increase. An increase in staff costs was partially offset by reduced third-party capacity costs for MSS and lease services sold to customers of Intelsat General and a $2.4 million reduction due to the adjustment of accruals. Depreciation and amortization expense increased $49.1 million, or 33 percent, to $196.3 million for the three months ended December 31, 2006 from $147.2 million for the same period in 2005, primarily due to the depreciation recognized for assets acquired in the PanAmSat Acquisition.

Selling, general and administrative expense for the fourth quarter of 2006 was $55.3 million, an increase of $10.5 million, or 23 percent from $44.8 million in the three months ended December 31, 2005. Expenses increased by $15.8 million due to the acquired operations of PanAmSat, and increased professional fees of $4.1 million. These increases were offset by declines in operating taxes and licenses and fees and a loss on asset disposal in the fourth quarter of 2005. Selling, general and administrative expense in the fourth quarter of 2006 was also reduced by $3.1 million due to credits resulting from adjustment of accruals. In the fourth quarter of 2006 we incurred approximately $6.7 million in restructuring costs associated with the PanAmSat Acquisition, as compared to no expense for these items in the fourth quarter of 2005.

Net loss of $63.4 million for the three months ended December 31, 2006 was $2.3 million lower than the $65.7 million of net loss for the three months ended December 31, 2005. The net loss reflects higher operating income as a result of the acquired PanAmSat operations, offset by higher net interest expense, which increased $145.2 million to $247.6 million for the three months ended December 31, 2006, from $102.4 million for the same period in 2005. The increase in interest expense was principally due to the incurrence or acquisition of additional debt in the PanAmSat Acquisition. This was partially offset by higher total capitalized interest for the period of $11.8 million, and a $9.9 million reduction due to adjustments to non-cash interest expense to correct the year-to-date amortization of deferred fees and discounts.

Financial Results for the Year Ended December 31, 2006

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, Ltd. (the “Zeus Acquisition”). For comparative purposes, when we refer in this news release to our results for the year ended December 31, 2005, we are referring to our combined results for the period from January 1, 2005 through January 31, 2005 and for the period (post-Zeus Acquisition) from February 1, 2005 through December 31, 2005.

Total revenue increased $491.2 million, or 42 percent, to $1,662.7 million for the year ended December 31, 2006 from $1,171.5 million for the year ended December 31, 2005. The operations of the former PanAmSat business contributed approximately $456.7 to the revenue increase, including $37.0 million for the operations of the G2 business.

Lease revenue increased $451.2 million to $1,210.6 million for the year ended December 31, 2006 as compared to $759.4 million for the year ended December 31, 2005. Managed solutions revenue increased $62.5 million to $173.4 million for the year ended December 31, 2006 from $110.9 million for the year ended December 31, 2005. Channel revenue decreased by $19.1 million to $204.1 million for the year ended December 30, 2006, as compared to $223.3 million for the year ended December 31, 2005. Additionally, MSS and other revenue decreased $3.4 million to $74.6 million for the year ended December 31, 2006 from $78.0 million for the year ended December 31, 2005. The changes between the results for the year ended December 31, 2005 and the results for the year ended December 31, 2006 were primarily attributable to the factors described above in the quarterly comparison.

Total operating expenses for the year ended December 31, 2006 increased $177.3 million to $1,261.1 million, from $1,083.8 million for the same period in 2005. The period in 2006 included the six months of operating expenses associated with the acquired PanAmSat operations, a $49.0 million satellite impairment charge resulting from an anomaly on the IS-802 satellite in September 2006 and $26.5 million in restructuring costs resulting from the PanAmSat Acquisition while the 2005 period included a $69.2 million satellite impairment charge related to the failure of our IS-804 satellite in January 2005.

Direct costs of revenue increased by $41.0 million, or 17 percent, to $284.6 million for the year ended 2006 from $243.5 million for the same period in 2005. Excluding the $58.7 million impact of the PanAmSat Acquisition and related transactions (not including expenses related to the G2 business), we experienced a decrease in direct costs of revenues in 2006 when compared to 2005 principally due to lower third party capacity costs driven by a decline in MSS revenue and decreases in lease service sales to customers of Intelsat General. Additional decreases in costs in 2006 were associated with lower insurance costs of $6.3 million, offset by increased severance expense of $14.6 million in the first and second quarters of 2006. During the third quarter of 2006, the company also recorded operating costs which included a non-cash impairment charge of approximately $49.0 million to write down the net book value of the IS-802 satellite, a restructuring charge of $26.5 million associated with the PanAmSat Acquisition transactions in 2006 as compared to $0.3 million associated with the COMSAT General Corporation Acquisition transactions in 2005, and a $11.7 million loss on an undesignated interest rate swap related to the Intelsat Corporation (formerly known as PanAmSat Corporation and the principal operating subsidiary of PanAmSat) credit facility. Depreciation and amortization expense increased $128.0 million, or 22 percent, to $701.5 million for the year ended December 31, 2006 from $573.5 million for the same period in 2005, with the increase primarily attributable to depreciation recognized for acquired PanAmSat assets of $145.3 million, partially offset by the net impact of a new satellite placed into service in July 2005 and two satellites becoming fully depreciated in August 2006.

Selling, general and administrative expenses decreased $9.4 million, or 5 percent, to $187.9 million for the year ended December 31, 2006 from $197.3 million for the year ended December 31, 2005. Excluding the impact of the acquired PanAmSat operations which increased expenses by $30.9 million, selling, general and administrative expenses in 2006 decreased $32.4 million when compared to 2005 primarily due to significant expenses incurred in 2005 in connection with the Zeus Acquisition transactions. Specifically, professional fees declined $29.8 million and expenses related to accelerated vesting of stock-based compensation declined by $9.0 million. These decreases were partially offset by increased bad debt expense due to the recovery of previously written-off bad debts of $6.4 million in 2005, higher license and fees expenses, and the expenses of G2 Satellite Solutions Corporation that have now been fully integrated into our existing operations, along with higher travel and marketing expenses associated with integration activities.

Income from operations increased by $313.9 million to $401.5 million for the year-ended December 31, 2006 from $87.6 million for the year-ended December 31, 2005, primarily due to the impact of the PanAmSat Acquisition as described above and lower satellite impairment charges in the 2006 period as compared to 2005. Net loss of $368.7 million for the year-ended December 31, 2006 reflected a decrease in earnings of $43.4 million from $325.3 million of net loss for the year-ended December 31, 2005. The increased loss in 2006 when compared to 2005 was primarily due to additional interest expense due to the debt associated with the PanAmSat Acquisition and an $18.9 million increase in other expenses, net due to an increase in losses from our investment in WildBlue Communications, Inc., offset slightly by a lower provision for income taxes of $18.9 million and the net impact of the PanAmSat Acquisition described above.

EBITDA, Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA of $387.5 million, or 71 percent of revenue, for the three months ended December 31, 2006 reflected an increase of $193.6 million from $193.9 million, or 66 percent of revenue, for the same period in 2005. This increase was primarily due to the net effects of the acquired PanAmSat operations, and the lower satellite impairment charge, as described above, offset somewhat by increased restructuring expenses, also described above. For the year ended December 31, 2006, Intelsat, Ltd. EBITDA increased $423.0 million to $1,075.8 million, or 65 percent of revenue, from $652.8 million, or 56 percent of revenue, for the same period in 2005. This increase was again primarily attributable to the acquired PanAmSat operations.

Intelsat Bermuda Adjusted EBITDA increased $204.7 million to $416.6 million, or 77 percent of revenue, for the three months ended December 31, 2006 from $211.9 million, or 72 percent of revenue, for the same period in 2005. For the year-ended December 31, 2006, Intelsat Bermuda Adjusted EBITDA increased $415.4 million to $1,253.5 million, or 75 percent of revenue, from $838.1 million, or 72 percent of revenue, for the same period in 2005.

At December 31, 2006, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $8.1 billion. At September 30, 2006, Intelsat’s backlog was $8.0 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set
	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
Network Services	62%	46%	61%	53%
Media	18%	37%	18%	30%
Government	19%	13%	20%	15%
Other	1%	4%	1%	2%

By Service Type
	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
Lease	66%	76%	65%	73%
Channel	18%	8%	19%	12%

Managed Solutions	11%	10%	9%	10%
Mobile Satellite Services/Other	5%	6%	7%	5%

Updates to Capital Expenditure Guidance

The company updated its guidance for capital expenditures in response to improving market conditions and a supply chain disruption with regard to satellite launch services. Since December 31, 2006, the company has placed orders for two additional replacement satellites and one ground spare satellite in addition to outstanding orders for five satellites, all of which are expected to be built over a period of three years. In addition, the company announced that it has contracted for additional launch capacity in order to attain its plan to launch three satellites in 2007. As a result of the above factors, the company expects that capital expenditures in 2007 will total approximately $615 million.

—————————————————

End Notes

i In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat (Bermuda), Ltd., or Intelsat Bermuda, on July 3, 2006 and January 12, 2007. Please see the reconciliations of Intelsat Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.

ii Intelsat Bermuda and its subsidiaries include all the entities (both legacy Intelsat and legacy PanAmSat) that conduct the post-acquisition company’s operations.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 10:00 a.m. EDT on March 30, 2006 to discuss the company’s financial results for the fourth quarter and full year 2006. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors.

To participate on the live call, U.S.-based participants should call (800) 599-9795. Non-U.S. participants should call +1 (617) 786-2905. The participant pass code is 78695663. Participants will have access to a replay of the conference call through April 6, 2007. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 95284610.

About Intelsat

Intelsat is the largest provider of fixed satellite services (FSS) worldwide and is the leading provider of these services to each of the media, network services and government customer sectors, enabling people and businesses everywhere constant access to information and entertainment. Intelsat offers customers a greater business potential by providing them access to unrivaled resources with ease of business and peace of mind. Our services are utilized by an extensive customer base, including some of the world’s leading media and communications companies, multinational corporations, Internet service providers and government/military organizations. Real-time, constant communication with people anywhere in the world is closer, by far.

Contact:

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute "forward-looking statements" that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to, differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include, but are not limited, to insufficient market demand for the services offered by Intelsat; inadequate supply of Intelsat capacity; the quality and price of comparable communications services offered or to be offered by other satellite operators; Intelsat’s access to sufficient capital to meet its operating and financing needs; and the perceptions of our business, operations and financial condition and the industry in which we operate by the financial community and ratings agencies. In connection with the recently completed PanAmSat Acquisition, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: our substantial level of indebtedness following consummation of the acquisition; certain covenants in our debt agreements following consummation of the acquisition; the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on our debt; a change in the health of, or a catastrophic loss of, one or more of our satellites, including those acquired in the acquisition; the failure to successfully integrate or to obtain expected synergies from the acquisition on the expected timetable or at all; and the failure to achieve the strategic objectives envisioned for the acquisition of PanAmSat. Detailed information about some of the known risks is included in Intelsat’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 and its other filings with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2006
Revenue	$294,886	$543,212
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	52,328	88,900
Selling, general and administrative	44,847	55,280
Depreciation and amortization	147,247	196,316
Impairment of asset value	—	—
Restructuring costs	—	6,670
Gain on undesignated interest rate swap	—	(2,596)

Total operating expenses	244,422	344,570

Income from operations	50,464	198,642
Interest expense, net	102,412	247,606
Other income (expense), net	(3,811)	(7,480)

Loss from operations before income taxes	(55,759)	(56,444)
Provision for income taxes	9,955	6,933

Net loss	$(65,714)	$(63,377)

INTELSAT, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION TO COMBINED UNAUDITED CONSOLIDATED STATEMENTS

OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined
	Period January 1, 2005 to January 31, 2005	Period February 1, 2005 to December 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2006
Revenue	$97,917	$1,073,566	$1,171,483	$1,662,666

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	26,939	216,608	243,547	284,550
Selling, general and administrative	55,491	141,806	197,297	187,919
Depreciation and amortization	39,184	534,329	573,513	701,517
Impairment of asset value	69,227	—	69,227	48,974
Restructuring costs	263	—	263	26,452
Loss on undesignated interest rate swap	—	—	—	11,731

Total operating expenses	191,104	892,743	1,083,847	1,261,143

Income (loss) from operations	(93,187)	180,823	87,636	401,523
Interest expense, net	12,024	365,418	377,442	724,141
Other expense, net	(115)	(8,191)	(8,306)	(27,246)

Loss from operations before income taxes	(105,326)	(192,786)	(298,112)	(349,864)
Provision for income taxes	4,400	22,772	27,172	18,850

Net loss	$(109,726)	$(215,558)	$(325,284)	$(368,714)

INTELSAT, LTD.

RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
Net loss	$(65,714)	$(63,377)	$(325,284)	$(368,714)
Add:
Interest expense, net	102,412	247,606	377,442	724,141
Provision for income taxes	9,955	6,933	27,172	18,850
Depreciation and amortization	147,247	196,316	573,513	701,517

EBITDA	$193,900	$387,478	$652,843	$1,075,794

EBITDA margin	66%	71%	56%	65%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, taxes and depreciation and amortization. Intelsat, Ltd. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT BERMUDA ADJUSTED EBITDA

($ in thousands)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2006
Reconciliation of Intelsat, Ltd. net cash provided by operating activities to Intelsat, Ltd. net loss:
Net cash provided by operating activities	$173,329	$138,695
Depreciation and amortization	(147,247)	(196,316)
Impairment of asset value	—	—
Provision for doubtful accounts	(1,608)	(2,893)
Foreign currency transaction loss (gain)	388	(167)
Deferred income taxes	7,505	14,767
Loss on disposal of assets	—	(26)
Stock-based compensation	—	(2,503)
Compensation cost paid by Parent	—	(795)
Amortization of bond discount and issuance costs	(16,920)	(21,887)
Share in losses of affiliates	(4,789)	(8,110)
Gain on undesignated interest rate swap	—	2,596
Changes in assets and liabilities, net of effects of acquisitions	(76,372)	13,261

Intelsat, Ltd. net loss	$(65,714)	$(63,378)

Add:
Interest expense	102,412	247,606
Provision for income taxes	9,955	6,933
Depreciation and amortization	147,247	196,316

Intelsat, Ltd. EBITDA	$193,900	$387,477

Add (Subtract):
Parent and intercompany expenses, net	7,518	5,263
Compensation and benefits	963	2,965
Restructuring costs	—	6,670
Acquisition related expenses	4,367	5,527
Equity investment losses	4,789	8,110
Impairment of asset value	—	—
Satellite incentive interest	—	(1,607)
Gain on undesignated interest rate swap	—	(2,596)
Non-recurring and other non-cash items	348	4,814

Intelsat Bermuda Adjusted EBITDA	$211,885	$416,623

Intelsat Bermuda Adjusted EBITDA Margin	72%	77%

INTELSAT, LTD.

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT BERMUDA ADJUSTED EBITDA

($ in thousands)

	Combined
	Year Ended December 31, 2005	Year Ended December 31, 2006
Reconciliation of Intelsat, Ltd. net cash provided by operating activities to Intelsat, Ltd. net loss:
Net cash provided by operating activities	$505,012	$448,556
Depreciation and amortization	(573,513)	(701,517)
Impairment of asset value	(69,227)	(48,974)
Provision for doubtful accounts	4,867	(3,411)
Foreign currency transaction loss (gain)	878	(124)
Deferred income taxes	5,264	14,876
Gain on disposal of assets	—	481
Stock-based compensation	—	(2,666)
Compensation cost paid by Intelsat Holdings	—	(18,146)
Amortization of bond discount and issuance costs	(60,198)	(87,125)
Share in losses of affiliate	(12,315)	(32,410)
Loss on undesignated interest rate swap	—	(11,731)
Changes in assets and liabilities, net of effects of acquisitions	(126,052)	73,477

Intelsat, Ltd. net loss	$(325,284)	$(368,714)

Add:
Interest expense, net	377,442	724,141
Provision for income taxes	27,172	18,850
Depreciation and amortization	573,513	701,517

Intelsat, Ltd. EBITDA	$652,843	$1,075,794

Add (Subtract):
Parent and intercompany expenses, net	23,050	16,330
Compensation and benefits	13,598	7,182
Restructuring costs	263	26,452
Acquisition related expenses	60,203	17,652
Equity investment losses	12,315	32,410
Impairment of asset value	69,227	48,974
Loss on undesignated interest rate swap	—	11,731
Non-recurring and other non-cash items	6,630	23,795
Satellite performance Incentives	—	(6,784)

Intelsat Bermuda Adjusted EBITDA	$838,129	$1,253,536

Intelsat Bermuda Adjusted EBITDA Margin	72%	75%

Note:

Intelsat calculates a measure called Intelsat Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat Bermuda on July 3, 2006 and January 12, 2007. Intelsat Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under these indentures as described in the table above. Intelsat Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. Intelsat Bermuda Adjusted EBITDA is a material component of certain ratios used in these indentures, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Bermuda Adjusted EBITDA Margin is defined as Intelsat Bermuda Adjusted EBITDA divided by Intelsat Bermuda total revenues.

Intelsat Bermuda Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat Bermuda Adjusted EBITDA or Intelsat Bermuda Adjusted EBITDA Margin an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2005	As of December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$360,070	$583,656
Receivables, net of allowance of $26,342 in 2005 and $29,946 in 2006	203,452	301,018
Tax indemnification receivable	—	34,009
Prepaid expenses and other current assets	—	22,874
Deferred income taxes	10,752	42,403

Total current assets	574,274	983,960
Satellites and other property and equipment, net	3,327,341	4,729,135
Goodwill	111,388	3,908,032
Non-amortizable intangible assets	560,000	1,676,600
Amortizable intangible assets, net	493,263	785,004
Other assets	228,178	318,677

Total assets	$5,294,444	$12,401,408

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$138,003	$142,278
Taxes payable	34,736	72,547
Employee related liabilities	34,447	71,267
Customer advances for satellite construction	—	41,543
Accrued interest payable	125,721	243,918
Current portion of long-term debt	11,097	69,817
Deferred satellite performance incentives	7,418	18,374
Other current liabilities	30,143	105,025

Total current liabilities	381,565	764,769

Long-term debt, net of current portion	4,790,016	11,209,798
Deferred satellite performance incentives, net of current portion	36,027	132,449
Deferred revenue, net of current portion	157,580	148,867
Deferred income taxes	13,571	460,207
Accrued retirement benefits	107,778	98,573
Other long-term liabilities	14,172	128,086

Total liabilities	5,500,709	12,942,749

Shareholder’s deficit:
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	9,104	29,746
Accumulated deficit	(215,558)	(571,174)
Accumulated other comprehensive income	177	75

Total shareholder’s deficit	(206,265)	(541,341)

Total liabilities and shareholder’s deficit	$5,294,444	$12,401,408

INTELSAT, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2006
Cash flows from operating activities:
Net loss	$(65,714)	$(63,377)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	147,247	196,316
Impairment charge	—	—
Provision for doubtful accounts	1,608	2,893
Foreign currency transaction (gain) loss	(388)	167
Deferred income taxes	(7,505)	(14,767)
Loss on disposal of assets	—	26
Stock compensation	—	2,503
Compensation paid by parent	—	795
Amortization of bond discount and issuance costs	16,920	21,887
Share in losses of affiliate	4,789	8,110
Loss on undesignated interest rate swap	—	(2,597)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	26,560	(44,060)
Prepaid expenses and other assets	(9,457)	47,417
Accounts payable and accrued liabilities	49,730	(54,484)
Deferred revenue	(2,983)	36,469
Accrued retirement benefits	(681)	(2,088)
Other long-term liabilities	13,203	3,485

Net cash provided by operating activities	173,329	138,695

Cash flows from investing activities:
Payments for satellites and other property and equipment	(16,960)	(40,407)
Payments for future satellites	—	—
PanAmSat Acquisition Transactions, net of cash acquired	—	—
Proceeds from insurance receivable	—	—

Net cash provided by (used in) investing activities	(16,960)	(40,407)

Cash flows from financing activities:
Repayment of long-term debt	—	—
Proceeds from bond issuance	—	—
Debt issuance costs	(4,243)	(1,739)
Proceeds from credit facility borrowings	—	—
Principal payments on deferred satellite performance incentives	(1,237)	(5,270)
New deferred satellite performance incentives	—	—
Principal payments on capital lease obligations	(75)	(4,473)
Dividends to shareholders	(198,776)	—

Net cash used in financing activities	(204,331)	(11,482)

Effect of exchange rate changes on cash	388	(167)

Net change in cash and cash equivalents	(47,574)	86,639
Cash and cash equivalents, beginning of period	407,644	497,017

Cash and cash equivalents, end of period	$360,070	$583,656

INTELSAT, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2004	Period January 1 to January 31, 2005	Period February 1 to December 31, 2005	Year Ended December 31, 2006
Cash flows from operating activities:
Net loss	$(38,679)	$(109,726)	$(215,558)	$(368,714)
Loss from discontinued operations	43,929	—	—	—

Income (loss) from continuing operations	5,250	(109,726)	(215,558)	(368,714)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	457,372	39,184	534,329	701,517
Impairment charge	84,380	69,227	—	48,974
Provision for doubtful accounts	11,009	(5,799)	932	3,411
Foreign currency transaction (gain) loss	562	75	(953)	124
Deferred income taxes	15,105	585	(5,849)	(14,876)
Loss on disposal of assets	—	—	—	(481)
Stock compensation	—	—	—	2,666
Compensation cost paid by parent	—	—	—	18,146
Amortization of bond discount and issuance costs	5,328	430	59,768	87,125
Share in losses of affiliate	4,670	402	11,913	32,410
Net loss from curtailment of benefit plans	628	—	—	—
Loss on undesignated interest rate swap	—	—	—	11,731
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	16,877	(32,168)	49,366	(46,858)
Prepaid expenses and other assets	5,329	3,194	(16,931)	60,807
Accounts payable and accrued liabilities	(27,697)	51,722	92,215	(78,699)
Deferred revenue	67,934	(2,388)	(27,992)	13,939
Accrued retirement benefits	7,110	(27)	2,364	(3,011)
Other long-term liabilities	5,260	(3,327)	10,024	(19,655)

Net cash provided by operating activities	659,117	11,384	493,628	448,556

Cash flows from investing activities:
Payments for satellites and other property and equipment	(288,589)	(953)	(132,554)	(152,086)
Payments for future satellites	(50,000)	—	—	—
Payments for rights to orbital locations	(32,000)	—	—	—
Payment for insurance receivables	(58,320)	—	—	—
Change in restricted cash	700,000	—	—	—
Proceeds from insurance receivable	141,000	38,561	19,759	—
Payments for asset acquisitions	(1,057,574)	—	—	—
PanAmSat Acquisition Transactions, net of cash acquired	—	—	—	(3,152,521)
Other	(8,961)	—	—	—

Net cash provided by (used in) investing activities	(654,444)	37,608	(112,795)	(3,304,607)

Note: The increase in cash between the predecessor entity ending balance and the successor entity opening balance is due to the retention by Intelsat, Ltd. of approximately $5 million in Acquisition financing proceeds.

INTELSAT, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2004	Period January 1 to January 31, 2005	Period February 1 to December 31, 2005	Year Ended December 31, 2006
Cash flows from financing activities:
Repayment of long-term debt	(600,000)	—	(202,625)	(655,057)
Proceeds from bond issuance	—	—	305,348	2,915,000
New debt issuance costs	(4,000)	—	(4,243)	(102,900)
Proceeds from credit facility borrowings	200,000	—	200,000	944,750
Principal payments on deferred satellite performance incentives	(5,107)	(475)	(4,621)	(12,427)
Principal payments on capital lease obligations	(6,722)	—	(5,568)	(9,605)
Dividends to shareholders	—	—	(504,689)	—

Net cash provided by (used in) financing activities	(415,829)	(475)	(216,398)	3,079,761

Effect of exchange rate changes on cash	(562)	(75)	953	(124)
Cash flows from discontinued operations:
Operating cash flows	(7,130)	—	—	—
Investing cash flows	(6,509)	—	—	—
Financing cash flows	(10,116)	—	—	—

Net change in cash and cash equivalents	(435,473)	48,442	165,388	223,586
Cash and cash equivalents, beginning of period	576,793	141,320	194,682	360,070

Cash and cash equivalents, end of period	$141,320	$189,762	$360,070	$583,656

Note: The increase in cash between the predecessor entity ending balance and the successor entity opening balance is due to the retention by Intelsat, Ltd. of approximately $5 million in Acquisition financing proceeds.

INTELSAT, LTD.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
	(in thousands)		(in thousands)

Net cash provided by operating activities	$173,329	$138,695	$505,012	$448,556
Payments for satellites and other property and equipment	(16,960)	(40,407)	(133,507)	(152,086)

Free cash flow from operations	$156,369	$98,288	$371,505	$296,470

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.